Confidential

EXECUTIVE EMPLOYMENT AGREEMENT

EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) made as of the 2nd day of April, 2009 by and between CADISTA PHARMACEUTICALS, Inc (the “Company”), at 207 Kiley Drive, Salisbury, Maryland 21801, USA with SCOTT B. DELANEY residing at 15, Eagleview Ln., Schwenksville, PA-19473 (the “Executive”).

WITNESSETH

A.	The Company desires to retain the services of the Executive on and after the date hereof on the terms and conditions hereof.

B.	The Executive desires to accept such employment with the Company commencing on the Effective Date on the terms and conditions hereof.

Agreement

NOW, THEREFORE, in consideration of the promises and mutual obligations of the parties contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Employment

The Company hereby employs the Executive to serve as the Chief Executive Officer (CEO) and the Executive agrees to serve the Company, during the Service Term (as defined in Section 1(C) hereof) in the capacities, and subject to the terms and conditions, set forth in this Agreement:

(a)	Services

During the Service Term, the Executive, as the CEO shall have all the duties and responsibilities customarily rendered by chief executive officers of companies of similar size and nature and as may be delegated from time to time by the Board of Directors of the Company (the “Board”) in their sole discretion, including, without limitation, participation and management of strategic initiatives of the Company. The Executive will devote his best efforts and substantially all of his business time and attention (except for vacation periods and periods of illness or other incapacity) to the business of the Company. Notwithstanding the foregoing, and provided that such activities do not interfere with the fulfillment of the Executive’s obligations hereunder, the Executive may (A) serve as a director or trustee of any charitable or non-profit entity; (B) acquire investment interests in entities which are not, directly or indirectly, in competition with the Company or its Affiliates and which do not provide supplies to the Company, or (C) own up to one percent (1%) of the outstanding voting securities of any publicly held company regardless of whether such publicly held company is in competition with the Company. Unless the Company and the Executive agree to the contrary, the Executive’s principal place of employment shall be at the Company’s offices in Horsham, Philadelphia, Pennsylvania and as per the company requirement he may be moved to within the New Jersey area at any time.

Confidential

(b)	Salary, Bonus and Benefits

(i)	Annual Base Salary

The Company will pay the Executive a base salary (the “Annual Base Salary”) as the Board may designate from time to time, provided, however that the initial Annual Base Salary shall be at the rate of Two Hundred and Eighty Thousand U.S. Dollars ($ 2,80,000) per annum (the “Annual Base Salary”). Thereafter, the Executive’s Annual Base Salary shall be reviewed by the Board (or its Compensation Committee) on an annual basis and shall be adjusted accordingly based on the Employee’s performance in accordance with the policies of the Company. The Executive’s Annual Base Salary shall be payable in accordance with the Company’s regular payroll schedule and shall be subject to the regular withholdings applicable to other employees of the Company. The Executive acknowledges and agrees that the Company’s development, manufacture, marketing and/or distribution and sale of additional pharmaceutical products as the Board shall determine, from time to time, shall not result in any increase in the Executive’s Annual Base Salary.

(ii)	Bonus

(x) Performance Bonus

The Executive shall be eligible to receive a performance bonus (the “Performance Bonus”) for each year during the Service Term based upon the satisfaction of the objectives mutually agreed upon by the Executive and the Board, as per the template given below, named, “Performance Linked Bonus Scheme”. The initial objectives (the “Targets”) for the then-current fiscal year of the Company shall be determined no later than three (3) months after the Effective Date. Performance Bonus Targets for ensuing fiscal years during the Service Term will be determined within two (2) months after the commencement of each fiscal year of the Company and will be based on the Performance Linked Bonus Scheme template provided below. The Targets will be subject to modification by the Board upon discussion with the Executive. Upon achieving 90% of the Targets for the relevant fiscal year the Executive shall be entitled to a Performance Bonus equal to Forty percent (40%) of his then current Base Salary and on achieving 100% of the Targets for the relevant fiscal year, the Executive shall be entitled to a Performance Bonus equal to Fifty percent (50%) of his then current Annual Base Salary and. The minimum qualification requirement in order for the Executive to be eligible for Performance Bonus would be achievement of Ninety percent (90%) of the targets for the applicable fiscal year. In the event that the Executive exceeds the Targets, the Performance Bonus will increase as a percentage of the Executive’s then current Annual Base Salary in accordance with a Performance Bonus schedule set forth below in this Section 1(b) (ii) (x), but in no event exceeding Seventy percent (70%) of the Executive’s then current Annual Base Salary. It is also proposed that once ESOPS are offered, Performance Bonus will cease to exit or undergo a change.

Confidential

Performance Linked Bonus Scheme
FACTORS	Total weightage for each category in a Balanced scorecard	Criteria for Performance	Measures	%WTG	Budgeted - 09	% Achievement - 09	Achievement	Factor Efficiency Index Considering % Achievement	Total Performance Index Considering % Achievement
		Revenue		$10			FY 09	FY 09	FY 09
Financial	80	Operating EBIDTA		$54
		ROCE	%	16
		External – Sales from New Products		5					0
Customer	10	Internal – aligning with Corporate for MIS, Six Sigma etc.	Implementation of standard MIS and Six Sigma Implementation	5
Employee	10	Gallup	Employee Engagement system	10

The Performance Bonus (based on the achievement of the performance Targets mutually agreed upon by the Executive and the Board of Directors and consistent with the Performance Linked Bonus Scheme template above) will be determined and calculated as follows:

< 90% financial target achievement – the Executive will receive 0% of the base salary	100% financial target achievement – the Executive will receive 50% of the base salary	111% financial target achievement – the Executive will receive 61% of the base salary

90% financial target achievement – the Executive will receive 40% of the base salary	101% financial target achievement – the Executive will receive 51% of the base salary	112% financial target achievement – the Executive will receive 62% of the base salary

91% financial target achievement – the Executive will receive 41% of the base salary	102% financial target achievement – the Executive will receive 52% of the base salary	113% financial target achievement – the Executive will receive 63% of the base salary

92% financial target achievement – the Executive will receive 42% of the base salary	103% financial target achievement – the Executive will receive 53% of the base salary	114% financial target achievement – the Executive will receive 64% of the base salary

93% financial target achievement – the Executive will receive 43% of the base salary	104% financial target achievement – the Executive will receive 54% of the base salary	115% financial target achievement – the Executive will receive 65% of the base salary

94% financial target achievement – the Executive will receive 44% of the base salary	105% financial target achievement – the Executive will receive 55% of the base salary	116% financial target achievement – the Executive will receive 66% of the base salary

95% financial target achievement – the Executive will receive 45% of the base salary	106% financial target achievement – the Executive will receive 56% of the base salary	117% financial target achievement – the Executive will receive 67% of the base salary

96% financial target achievement – the Executive will receive 46% of the base salary	107% financial target achievement – the Executive will receive 57% of the base salary	118% financial target achievement – the Executive will receive 68% of the base salary

97% financial target achievement – the Executive will receive 47% of the base salary	108% financial target achievement – the Executive will receive 58% of the base salary	119% financial target achievement – the Executive will receive 69% of the base salary

Confidential

98% financial target achievement – the Executive will receive 48% of the base salary	109% financial target achievement – the Executive will receive 59% of the base salary	120% or more financial target achievement – the Executive will receive 70% of the base salary

99% financial target achievement – the Executive will receive 49% of the base salary	110% financial target achievement – the Executive will receive 60% of the base salary	- - - -

The Performance Bonus shall be considered earned by the Executive on the last day of each fiscal year during the Service Term and shall be paid to the Executive within sixty (60) days after yearly performance review.

(y) Retention Bonus

In lieu of the grant of options in the company’s stock the executive shall be entitled to receive a retention bonus in the amount of One Hundred Fifty Thousand U.S Dollars ($150,000) payable at the end of service term, provided that the executive shall remain continuously employed by the company for the entire service term and in future if company will introduced employee stock option, the benefit of retention bonus will cease or be re-negotiated.

(z) Sign On Bonus

The executive shall also be entitled to receive a one time Sign On bonus in the amount of Fifty Thousand U.S Dollars ($ 50,000) payable in two installments, first installment at the time of Joining (on or before 1st of May 2009) and second after completion of six month’s of service. In case the employee leaves within first 12 months of his service, the entire sign on Bonus of $50,000 will be recovered from the employee.

(iii)	Benefits. During the Service Term, the Executive will be entitled to the following benefits.

•
Health Insurance. The Executive shall be entitled to receive such medical, dental and vision health benefits for the Executive and his immediate family members, as approved by the Board and made generally available to the Company’s senior management, provided, that the cost of such benefits to the Company shall not exceed Fourteen Thousand U.S. Dollars ($ 14,000) per year.

•
401 (k) Plan. The Executive shall be eligible to participate in the Company’s 401(k) plan, including the Company’s match of the Executive’s contribution in the amount of up to maximum Two percent (2%) of the Executive’s Annual Base Salary in effect at the time of the 401(k) plan contribution by the Executive, subject to a lower limit, if any, set by the United States Internal Revenue Service.

Confidential

•
Vacation/Personal Days, The Executive shall be entitled to three (3) calendar weeks of vacation and four (4) personal days during each year of the Service Term to be taken at a time or times mutually agreed upon by the Executive and the Board.

•
Automobile Allowance, The Executive shall receive an automobile allowance (inclusive of lease payments if any, fuel expenses, fuel expanses for travel to Salisbury facility & insurance and maintenance) in the amount not to exceed Thirteen Thousand Two Hundred U.S. Dollars ($ 13,200) annualized during the Service Term. Such reimbursement shall be made within thirty (30) days of the Executive’s submission to the Company of expense reports and receipts reasonably evidencing such automobile related expenses for each relevant period.

•
Miscellaneous Allowance. The Executive shall be entitled to a miscellaneous expense allowance in the amount of Fourteen Thousand U.S. Dollars ($ 14,000) per calendar year during the Service Term, payable on a quarterly basis during the Service Term.

•	Relocation Expenses: The employee will be paid relocation expenses in case he decides to shift his residence to New Jersey area upto maximum of Twenty Five Thousand U.S. Dollars ($ 25,000)

(c)	Term of Employment

Unless the Executive’s employment under this Agreement is sooner terminated in accordance with the provisions of Section 1(d) below, the Executive’s employment under this Agreement shall commence on the Effective Date and shall terminate on the third anniversary of such date (the “Service Term”); provided, however, that the Executive’s employment under this Agreement, and the Service Term, shall be automatically renewed for additional one (1) year periods commencing on the date of expiration of the Service Term and thereafter, on each successive anniversary of such date, in the absence of written notice to the contrary from the Company or the Executive not Later than 120 days prior to the expiration of the initial Service Term or 90 days prior to the expiry of any renewal period. The Service Term shall include any renewal period. If either the Company or the Executive elects not to renew this Agreement at the end of the initial Service Term or any renewal period, then there will be no obligation on behalf of the Company to provide the Severance Pay as described in Section 1(d)(ii)(A) as a result of non-renewal after the Service Term. If the Company elects not to renew this Agreement at the end of the initial Service Term or any renewal period, Section 3(a) and 3(b) will be null and void as they apply to the Executive.

Confidential

(d)	Termination,

(i)	Events of Termination.

The Executive’s employment with the Company shall cease upon:

(A)	The Executive’s death.

(B)	The Executive’s voluntary resignation or retirement, on a ninety (90) days’ prior written notice.

(C)	The Executive’s Disability.

“Disability” shall mean Executive’s incapacity due to physical or mental illness such that even with reasonable accommodation he is unable to perform the essential functions of his previously assigned duties where (1) such incapacity has been determined to exist by either (x) the Company’s disability insurance carrier or (y) by the concurring opinions of two licensed physicians (one selected by the Company and one by the Executive), and (2) the Board has determined, based on competent medical advice, that such incapacity will continue for such period of time of at least six (6) continuous months. The Executive hereby consents to, and agrees to make himself available for, such physician examination.

(D)	Termination by the Company by the delivery to the Executive of a written notice from the Board that the Executive has been terminated with Cause. “Cause” shall mean:

(1)
The Executive’s (aa) conviction of a felony or a crime involving moral turpitude or the commission of any other act or omission involving dishonesty or fraud with respect to the Company or any of its Affiliates or any of their customers or suppliers or conviction of harassment or discrimination with respect to any of the Company’s employees, (bb) misappropriation of funds or assets of the Company for personal use or (cc) engaging in any conduct which brings the Company or any of its Affiliates into public disgrace or disrepute;

(2)
The Executive’s continued substantial and repeated neglect of his duties, after written notice from the Board, and such failure has not been cured within fifteen (15) days after the Executive receives notice thereof from the Board;

(3)	The Executive’s fraud, gross negligence or willful misconduct in the performance of his duties hereunder;

(4)	The Executive’s abuse of alcohol or drugs that materially adversely impact the Executive’s ability to perform hereunder;

(5)	The Executive’s engaging in behavior constituting a breach of Section 2 or 3 hereof.

Confidential

(E)	Termination by the Company by the delivery to the Executive of a ninety (90) days’ prior written notice from the Board that the Executive has been terminated without Cause.

(F)	The Executive’s voluntary resignation on a ninety (90) days’ prior written notice for “Good Reason”, “Good Reason” shall mean:

(1)	A reduction in the Executive’s salary, bonus, or other benefits not agreed to by the Executive;

(2)	Assignment of duties or a reduction in duties which are inconsistent with the Executive’s position as the CEO, and not agreed to by the Executive;

(3)
A Change in Control of the Company, defined as the acquisition by any person or entity (excluding any affiliate of the Company’s stockholder) of ownership or control of more than 50% of the voting power of the Company; a sale or disposition of assets totaling more than 50% of the value of the Company (excluding any sale or disposition to an affiliate of the Company’s stockholders); or a merger or reorganization in which the Company’s stockholders (or any affiliate of such stockholders), immediately prior to the merger, do not own at least 51% of the voting power of the Company after the merger.

(ii)	Rights on Termination.

(A)
In the event that the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason (as provided in Section 1(d)(I)(E) and Section 1(d)(I)(F)), the Company will pay to the Executive up to one (1) year of the Executive’s then current Annual Base Salary in effect immediately prior to the date of termination (subject to the qualification set forth at the end of this sentence), a bonus equal to the average annual Performance Bonus paid over the preceding three (3) years (pro-rated until the date of termination) as described in Section 1((b)(ii)(x) and a payment of retention bonus as described in Section 1(b)(ii)(y) on a prorated monthly basis until the date of termination (collectively the, “Severance Pay”); provided, however, that such Severance Pay shall be reduced on a dollar-for-dollar basis in an amount equal to the amount of salary payable to the Executive by another employer during the period of the payment of the Severance Pay. The Severance Pay shall be paid in equal monthly installments (net of applicable withholding taxes) over a twelve (12) month period commencing on the date of termination (the “Severance Period”). In addition, the Company will pay for the full cost of the Company provided medical and dental coverage for the Executive and his covered dependents for a twelve (12) month period after termination. This Section 1(d)(ii)(A) shall not apply unless, and the Company’s Severance Pay payment obligations shall not apply unless, the Executive (i) has executed a general release (in a form prescribed by the Company) of all known and unknown claims that he may then have against the Company or persons affiliated with the Company and (ii) has agreed not to prosecute any legal action or other proceedings based upon such claims. Notwithstanding the foregoing, the Company’s obligation to the Executive for the Severance Pay shall cease if the Executive is in violation of the provisions of Sections 2 or 3 hereof.

Confidential

(B)
If the Company terminates the Executive’s employment for Cause, or due to the Executive’s death or Disability (as provided in Sections 1(d)(i)(A) and (C)), or if the Executive resigns or retires, the Company’s obligations to pay any compensation or benefits under this Agreement, including, without limitation, any Performance Bonus, Retention Bonus and or Severance Pay will cease effective on the date of termination.

(e)	Representations of the Executive

The Executive hereby represents and warrants to the Company that the statements contained in this Section 1(e) are true and accurate as of the date of this Agreement.

(i)
Legal Proceedings. The Executive has not been (A) the subject of any criminal proceeding (other than a traffic violation or other minor offense) which has resulted in a conviction against the Executive, nor is the Executive the subject of any pending criminal proceeding (other than a traffic violation or other minor offense), (B) indicted for, or charged in a court of competent jurisdiction with, any felony or crime of moral turpitude, (C) the defendant in any civil complaint alleging damages in excess of $100,000, or (D) the defendant in any civil complaint alleging sexual harassment, unfair labor practices or discrimination in the work place.

(ii)
Securities Law.  The Executive has not been found in a civil action by the Securities Exchange Commission, Commodity Futures Trading Commission, a state securities authority or any other regulatory agency to have violated any federal, state or other securities or commodities law.

(iii)
Employment Restrictions. Other than has been disclosed to the Company, the Executive is not currently a party to any non-competition, non-solicitation, confidentiality or other work-related agreement which limits or restricts the Executive’s ability to work in any particular field or in any particular geographic region, whether or not such agreement would be violated by this Agreement.

Confidential

2.	Confidential Information; Proprietary Information, etc.

(a)	Obligation to Maintain Confidentiality

The Executive acknowledges that any Proprietary Information disclosed or made available to the Executive or obtained, observed or known by the Executive as a direct or indirect consequence of his employment with or performance of services for the Company or any of its Affiliates during the course of his performance of services for, or employment with, any of the foregoing Persons (whether or not compensated for such services) and during the period in which the Executive is receiving Severance Pay, are the property of the Company and its Affiliates. Therefore, the Executive agrees that he will not at any time (whether during or after the Executive’s term of employment) disclose or permit to be disclosed to any Person or, directly or indirectly, utilize for his own account or permit to be utilized by any Person any Proprietary Information or Records for any reason whatsoever without the Board’s consent, unless and to the extent that (except as otherwise provided in the definition of Proprietary information) the aforementioned matters become generally known to and available for use by the public other than as a direct or indirect result of the Executive’s acts or omissions to act. The Executive agrees to deliver to the Company at the termination of his, employment, as a condition to receipt of the next or final payment of compensation or Severance Pay (if applicable), or at any other time the Company may request in writing (whether during or after the Executive’s term of employment), all Records which he may then possess or have under his control. The Executive further agrees that any Company or its Affiliates, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company or its Affiliates and their personnel at any time with or without notice. Nothing in this Section 2(a) shall be construed to prevent the Executive from using his general knowledge and experience in future employment so long as the Executive complies with this Section 2(a) and the other restrictions contained in this Agreement.

(b)	Ownership of Property

The Executive acknowledges that all inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) that relate to the Company’s or any of its Affiliates’ actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, contributed to, made, or reduced to practice by the Executive (either solely or jointly with others) while employed by the Company or any of its Affiliates (including any of the foregoing that constitutes any Proprietary information or Records) (“Work Product”) belong to the Company or such Affiliate and the Executive hereby assigns, and agrees to assign, all of the above Work Product to the Company or such Affiliate. Any copyrightable work prepared in whole or in part by the Executive in the course of his work for any of the foregoing entities shall be deemed a “work made for hire” under the copyright laws, and the Company or such Affiliate shall own all rights therein. To the extent that any such copyrightable work is not a “work made for hire,” the Executive hereby assigns and agrees to assign to Company or such Affiliate all right, title and interest, including without limitation, copyright in and to such copyrightable work. The Executive shall promptly disclose such Work Product and copyrightable work to the Board and perform all actions reasonably requested by the Board (whether during or after the Executive’s term of employment) to establish and confirm the Company’s or its Affiliate’s ownership (including, without limitation, execution of assignments, consents, powers of attorney and other instruments).

Executive shall further assist the Company, at the Company’s expense, including for the time spent by the Executive, to further evidence, record and perfect the assignments set forth in this Section 2(b). and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned. To the extent allowed by law, if the Executive uses or discloses the Executive’s own or any third party’s confidential information or intellectual property when acting within the scope of the Executive’s employment or otherwise on behalf of the Company, the Company will have and the Executive hereby grants the Company a perpetual, irrevocable, worldwide royalty-free, non-exclusive, sub licensable right and license to exploit and exercise all such confidential information and intellectual property rights. This Section 2 shall survive any termination of the Agreement.

Confidential

(c)	Third Party Information

The Executive understands that the Company and its Affiliates will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s and its Affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of the Executive’s employment and thereafter, and without in any way limiting the provisions of Sections 2(a) and 2(b) above, the Executive shall hold Third Party Information in the strictest confidence and shall not disclose to anyone (other than personnel of the Company or its Affiliates who need to know such information in connection with their work for the Company or its Affiliates) or use, except in connection with his work for the Company or its Affiliates, Third Party Information unless expressly authorized by a member of the Board in writing.

(d)	Use of Information of Prior Employers, etc.

During the term of the Executive’s employment and thereafter, the Executive will not improperly use or disclose any confidential information or trade secrets, if any, of any former employers or any other person to whom the Executive has an obligation of confidentiality, and will not bring onto the premises of the Company or any of the Company’s Affiliates any unpublished documents or any property belonging to any former employer or any other Person to whom the Executive has an obligation of confidentiality unless consented to in writing by the former employer or Person. The Executive will use in the performance of his duties only information that is: (i) generally known and used by persons with training and experience comparable to the

Executive’s and that is (x) common knowledge in the industry or (y) otherwise legally in the public domain; (ii) otherwise provided or developed by the Company or any of its Affiliates; or (iii) in the case of materials, property or information belonging to any former employer or other person to whom the Executive has an obligation of confidentiality, approved for such use in writing by such former employer or person. In addition, the Executive will abide by any enforceable obligations contained in any agreements that the Executive has entered into with his prior employers or other parties to whom the Executive has an obligation of confidentiality.

3.	Noncompetition and Nonsolicitation

(a)	Noncompetition.

As long as the Executive is an employee of the Company, and for Six (06) months thereafter (the “Noncompete Period”), the Executive shall not, directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the business of the Company, as now conducted or as conducted by the Company during the Service Term, including, without limitation, any business that is engaged or involved to the development, manufacture and/or sale of generic pharmaceutical products. Notwithstanding the foregoing, in the event that the Executive is terminated pursuant to Section 1(d)i(B) (retirement), Section 1(d)(i)(C) (disability) or Section 1(d)(i)(D) (cause), or if the Executive elects not to renew the Agreement, the noncompetition restrictions will apply to the Executive and the Noncompete Period for this purpose shall be Six (06) months, but no Severance Pay will be due to the Executive.

Confidential

(b)	Nonsolicitation

As long as the Executive is an employee of the Company or any Affiliate thereof, and (except as provided in Section 3(b)(iv) below) for two (2) years thereafter, the Executive shall not directly or indirectly through another entity; (i) induce or attempt to induce any employee of the Company or any Affiliate to leave the employ of the Company or such Affiliate, or in any way interfere with the relationship between the Company or any Affiliate and any employee thereof; (ii) hire or employ any person who was an employee of the Company or any Affiliate at any time during (the twelve (12) month period immediately preceding the date of such Executive’s termination; (iii) induce or attempt to induce any customer, client, supplier, licensee or other business relation of the Company or any Affiliate to cease doing business with the Company or such Affiliate, or in any way interfere with the relationship between any such customer, client, supplier, licensee or business relation and the Company or any Affiliate; (iv) call on, solicit or service any Person who was a customer or client of the Company or any Affiliate at any time during the twelve (12) month period immediately preceding the date of such Executive’s termination with respect to any generic pharmaceutical products; or call on, solicit or service any Person who was a Prospective Client with respect to any generic pharmaceutical products, provided, however, that, notwithstanding the general provisions of this Section 3(b), the restrictions contained in this subsection (iv) shall expire twelve (12) months after the termination of the Executive’s employment with the Company or its Affiliate. For purposes hereof, a “Prospective Client” means any Person whom the Company or any of its Affiliate has entertained discussions with to become a client or customer at any time during the nine (9) month period immediately preceding the date of such Executive’s termination.

(c)	Acknowledgement

The Executive acknowledges that in the course of his employment with the Company and its Affiliates, he has and will become familiar with the trade secrets and other Proprietary Information of the Company and its Affiliates. The Executive further acknowledges that as the CEO, the Executive has and will have direct or indirect responsibility, oversight or duties with respect to material aspects of the businesses of the Company and its Affiliates and its and their current and prospective employees, vendors, customers, clients and other business relations.

(d)	Enforcement, etc.

If, at the time of enforcement of Section 2 or 3 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances as determined by the court shall be substituted for the stated period, scope or area. In the event of a breach or threatened breach of this Agreement, either of the Executive, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

Confidential

(e)	Submission to Jurisdiction

The parties hereby (i) submit to the jurisdiction of any state or federal court sitting in the State of Maryland in any action or proceeding arising out of or relating to Section 2 and/or 3 of this Agreement; (ii) agree that all claims in respect of such action or proceeding may be head or determined in any such court; and (iii) agree not to bring any action or proceeding arising out of or relating to Section 2 and/or 3 of this Agreement in any other court. The parties hereby waive any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. The parties hereby agree that a final judgment, after exhaustion of all appeals, in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

GENERAL PROVISIONS

4.	Definitions

“Affiliate” of any particular person or entity means any other person or entity controlling, controlled by or under common control with such particular person or entity.

“Board” means the Board of Directors of the Company.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Proprietary Information” means any and all data and information concerning the business affairs of the Company or any of its Affiliates and not generally known in the industry in which the Company or any of its Affiliates is or may become engaged, and any other information concerning any matters affecting or relating to the Company’s or its Affiliates businesses, but in any event Proprietary Information shall include, any of the Company’s and its Affiliates’ past, present or prospective business opportunities, including information concerning acquisition opportunities in or reasonably related to the Company’s or its Affiliates businesses or industries, customers, customer lists, clients, client lists, the prices the Company and its Affiliates obtain or have obtained from the sale of, or at which they sell or have sold, their products, unit volume of sales to past or present customers and clients, or any other information concerning the business of the Company and its Affiliates, their manner of operation, their plans, processes, figures, sales figures, projections, estimates, tax records, personnel history, accounting procedures, promotions, supply sources, contracts, know-how, trade secretes, information relating to research, development, inventions, technology, manufacture, purchasing, engineering, marketing, merchandising or selling, or other data without regard to whether all of the foregoing matters will be deemed confidential, material or important.

“Records” means (f) any and all procedure manuals, books, records and accounts; (ii) all property of the Company and its Affiliates, including papers, note books, tapes and similar repositories containing Proprietary Information; (iii) all invoices and commission reports; (iv) customer lists – partial and/or complete; (v) data layouts, magnetic tape layouts, diskette layouts, etc.; (vi) samples; (vii) promotional letters, brochures and advertising materials; (viii) displays and display materials; (ix) correspondence and old or current proposals to any former, present or prospective customer of the Company and its Affiliates; (x) information concerning revenues and profitability and any other financial conditions of the Company and its Affiliates; (xi) information concerning the Company and its Affiliates which was input by the Executive or at his direction, under his supervision or with his knowledge, including on any floppy disk, diskette, cassette or similar device used in, or in connection with, any computer, recording devices or typewriter, (xii) data, account, information or other matters furnished by customers of the Company and its Affiliates; and (xiii) all copies of any of the foregoing data, documents or devices whether in the form of carbon copies, photo copies, copies of floppy disks, diskettes, tapes or in any other manner whatsoever.

Confidential

5.	Notices

Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) on the day of delivery if delivered in person, or if delivered by facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a nationally recognized express courier service, or (c) on the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated by notice given in accordance with this Section 5 by the party to receive such notice:

If to the Company:

Cadista Pharmaceuticals Ltd
207 Kiley Drive, Salisbury
Maryland 21801, USA
Attn: Chief Financial Officer
Tel:          (410) 860-8500
Fax:          (410) 860-8719

With a copy to:

LeClair Ryan
Two Penn Plaza East
Newark, NJ 07105-2249
Attention: John P. Reilly, Esq.
Tel. No.:   (973) 491-3600
Fax No.:   (973) 491-3555

If to the Executive:

Scott B Delaney
15, Eagleview Ln.,
Schwenksville, PA 19473

or such other addresses or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered or sent or, if mailed, five (5) days after deposit in the U.S. mail.

Confidential

6.	General Provisions.

(a)	Generally Accepted Accounting Principles: Adjustments of Numbers

Where any accounting determination or calculation is required to be made under this Agreement or the exhibits hereto, such determination or calculation (unless otherwise provided) shall be made in accordance with generally accepted accounting principles, consistently applied, except that if because of a change in generally accepted accounting principles the Company would have to alter a previously utilized accounting method or policy in order to remain in compliance with generally accepted accounting principles, such determination or calculation shall continue to be made in accordance with the Company’s previous accounting methods and policies.

(b)	Severability

Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(c)	Complete Agreement

This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt and prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(d)	Counterparts

This Agreement may be executed in separate counterparts, including by facsimile, including facsimile, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(e)	Successors and Assigns

Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Executive and the Company and their respective successors and assigns; provided that the rights and obligations of the Executive under this Agreement shall not be assignable and, provided further that the rights and obligations of the Company may be assigned to any Affiliate of the Company.

(f)	Choice of Law: Jurisdiction

This Agreement will be governed by and construed in accordance with the internal laws of the State of Maryland without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Maryland. The parties hereby: (i) submit to the jurisdiction of any state or federal court sitting in the State of Maryland in any action or proceeding arising out of or relating to this Agreement; (ii) agree that all claims in respect of such action or proceeding may be heard or determined in any such court; (iii) waive, to the fullest extent permitted by applicable law, any right they may have to a trail by jury in respect of any litigation directly or indirectly arising out of; under or in connection with this Agreement; and (iv) agree not to bring any action or proceeding arising out of or relating to this Agreement in any other court. The Executive hereby waives any defense of inconvenient forum to the maintenance of any action or proceeding so bought and waives any bond, surety or other security that might be required of any other party with respect thereto. The parties hereby agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

Confidential

(g)	Remedies

Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including attorney’s fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

(h)	Amendment and Waiver

The provisions of this Agreement may be amended and or waived only with the prior written consent of the Company and the Executive.

(i)	Business Days

If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or holiday in the State of Maryland, the time period shall be automatically extended to the business day immediately following, such Saturday, Sunday or holiday.

(j)	No Waiver

A waiver by any party hereto of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such party would otherwise have on any future occasion.  No failure to exercise nor any delay in exercising on the part of any party hereto, any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights or remedies provided by law.

(k)	Insurance

The Company, at its discretion, may apply for and procure in its own name for its own benefit life and/or disability insurance on the Executive in any amount or amounts considered available.  The Executive agrees to cooperate in any medical or other examination, supply any information, and to execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance.  The Executive hereby represents that he has no reason to believe that his life is not insurable at rates now prevailing for healthy men of his age.

(i)	Offset

Whenever the Company or any of its Affiliates is to pay any sum to the Executive or any Affiliate or related person thereof any amounts that the Executive or such Affiliate or related person owes to the Company or any of its Affiliate may be deducted from that sum before payment.

(m)	Indemnification and Reimbursement of Payments on Behalf of the Executive

The Executive shall at all time remain responsible for any and all federal, state, provincial, local or foreign withholding taxes, excise taxes, or employment taxes (“Taxes”) imposed with respect to the Executive’s compensation or other payments from the Company including, but not limited to, wages, bonuses, etc.  The Executive shall indemnify and hold harmless the Company and its Affiliates, and their respective officers, directors and representatives, from any and all costs, expenses, interest and penalties incurred by such persons/entities in connection with the Executive’s failure to pay such Taxes. The Company shall be entitled to deduct or withhold the Taxes from any amounts owing from the Company to the Executive.

Confidential

(o)	Further Assurances

Executive shall execute and deliver all documents, provide all information, and take or refrain from taking such actions as may be necessary or appropriate to achieve the purposes of this Agreement.

(p)	Assistance in Litigation with Third Parties

During the Service Term and for three (3) years thereafter, the Executive shall furnish, subject to the Company’s satisfaction of the Executive’s reasonable out-of-pocket expenses and reasonable time spent, proper information and assistance in connection with any litigation (whether actual, pending or threatened) by or against the Company and any third party, pertaining to the activities engaged in or work produced by the Executive during the Service Term.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

COMPANY

CADISTA PHARMACEUTICALS INC.

BY:	/s/ Hari S. Bhartia
NAME: HARI S. BHARTIA
TITLE: Co Chairman & Managing Director
DATE:

EXECUTIVE

BY:	/s/ Scott B. Delaney
NAME: SCOTT B. DELANEY
DATE: 4/2/09